UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2007

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-51107 (Commission File Number)	71-0928242 (IRS Employer Identification No.)

6870 La Valle Plateada Rancho Santa Fe, California (Address of principal executive offices)		92067 (Zip Code)

Registrant’s telephone number, including area code:		(858) 525-5695

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2003 Benacquista Galleries, Inc., (the “Company”), issued a certain common stock purchase warrant to acquire up to one million (1,000,000) shares of common stock, par value $0.001 per share, at a price of $1.00 per share to XCL Partners (the “Warrant”). XCL Partners, in accordance with the terms and conditions of the Warrant, then transferred to Monarch Consulting, LLC (“Monarch”) the right to acquire up to four hundred thousand (400,000) of the shares of common stock underlying the Warrant.

On January 31, 2006, Monarch, exercised its portion of the Warrant in exchange for a full recourse promissory note in the principal sum of four hundred thousand dollars ($400,000), bearing interest at a rate of five percent (5%) per annum and payable in full on or before January 31, 2008, with no prior periodic payments due (the “Note”). On January 8, 2007 the Company effectuated a consolidation of its common shares on a ten-for-one basis. As of April 6, 2007 an outstanding balance of approximately $303,899 in principal and interest remained on the Note.

On April 6, 2007, after careful negotiation and consideration, the Company and Monarch entered into a settlement and release agreement pursuant to which the Company released Monarch from its remaining obligations under the terms of the Note in exchange for the return of twenty-five thousand (25,000) of the common shares, on a post consolidated basis, acquired by Monarch upon exercise of the Warrant.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Settlement and Release Agreement by and between Benacquista Galleries, Inc. and Monarch Consulting, LLC. dated April 6, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2007
BENACQUISTA GALLERIES, INC.

	By:	/s/ James Price
James Price
Chief Executive Officer